Exhibit 99.1
                                                                    ------------
Press Release
                  CAPITAL ALLIANCE INCOME TRUST LTD. ANNOUNCES
                YEAR END 2004 EARNINGS AND FOURTH QUARTER RESULTS


SAN FRANCISCO - (BUSINESS WIRE) - March 31, 2005 - Capital Alliance Income Trust Ltd. ("CAIT") (AMEX: CAA-News) a residential mortgage REIT, announced net income of $96,214 ($0.02 basic and $0.02 diluted per share) for the three months ending December 31, 2004 and $669,871 ($0.80 basic and $0.69 diluted per share) for the twelve months ended December 31, 2004, as compared to net income of $200,745 ($0.29 basic and $0.24 diluted per share) and $909,531 ($1.40 basic and $1.19 diluted per share), respectively, for the like periods in 2003. Revenues were reported as $488,767 for the three months ending December 31, 2004 and $2,125,859 for the twelve month period ending December 31, 2004, as compared to $636,475 and $2,605,765 for the like periods in 2003. During the three and twelve month periods ended December 31, 2004, CAIT paid preferred share dividends of $86,096 and $318,788 respectively, and $76,788 and $315,302 for the like period in 2003.

Dennis Konczal, CAIT's President and Chief Operating Officer explained that CAIT's reduced revenues, and earnings in the fourth quarter were due to a number of factors which included the continuation of high loan payoffs that reduced the mortgage notes receivable balance and resulted in a significant reduction in interest income, the tightening of interest spreads due to both lower rates of interest on the replacement loans and increased short term borrowing costs, and the accelerated expensing of previously capitalized loan origination costs due to accelerated payoffs.

CAIT has requested an extension to file Form 10-KSB due to the additional time required to comply with Sarbanes-Oxley's documentation and reporting processes. CAIT's Form 10-KSB and its financial statements included therein, are scheduled to be filed before April 15, 2005 and, will be duly certified pursuant to the Sarbanes-Oxley Act of 2002.

Within 2004's 10-KSB, CAIT's management has identified its mortgage banking business, Capital Alliance Funding Corporation, as an asset held for sale within the meaning of Financial Accounting Standard No. 144 "Accounting for the Impairment of Disposal of Long-Lived Assets." CAIT's management expects the aforementioned sale to be transacted during 2005 for the asset's fair value.

CAIT is a specialty residential lender, which invests in conforming and high-yielding, non-conforming residential mortgage loans on one-to-four-unit-residential properties located primarily in California and other western states. Only residential loans with a combined loan-to-value of 75% or less are retained in CAIT's portfolio of mortgage investments.

This document contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. CAIT's actual results and liquidity may differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of CAIT's investments and unforeseen factors. As discussed in CAIT's filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable investments, fluctuations in and market expectations for fluctuations in interest rates and levels of mortgage prepayments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, the liquidity of secondary markets and credit markets, increases in costs and other general competitive factors.

Contact: Capital Alliance Income Trust Ltd., San Francisco Richard J. Wrensen, EVP & CFO - 415/288-9575 rwrensen@calliance.com www.calliance.com